Exhibit 35.1

Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 1, 2013, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as Special Servicer, PENTALPHA SURVEILLANCE LLC, as Operating Advisor, CITIBANK, N.A., as Certificate Administrator and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2013-GCJ11 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Servicer during the period from January 1, 2016 through December 31, 2016, and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2016 through December 31, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

Daniel Bober
Executive Vice President Wells Fargo Bank

Wells Fargo Bank, N.A.